Filed pursuant to Rule 424(b)(3)

SEC File No. 333-267449

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated November 14, 2022)

Nogin, Inc.

21,386,688 Shares of Common Stock Issuable Upon Exercise of Warrants

76,235,936 Shares of Common Stock

9,982,754 Warrants

This prospectus supplement updates, amends and supplements the prospectus dated November 14, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-267449). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the SEC on March 28, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “NOGN” and “NOGNW,” respectively. On March 28, 2023, the closing prices for our Common Stock and Warrants on the Nasdaq Stock Market LLC were $0.24 per share of Common Stock and $0.0354 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.\

The date of this prospectus supplement is March 29, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2023

Nogin, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40682	86-1370703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Flight Way STE 400, Tustin, California	92782
(Address of principal executive offices)	(Zip Code)

(949) 222-0209

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	NOGN	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock	NOGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 28, 2023, Nogin, Inc. (the “Company” or “Nogin”) filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to effect a 1-for-20 reverse stock split of the Company’s common stock (the “Reverse Stock Split”), effective as of 5:00 p.m. Eastern Daylight Time on March 28, 2023.

Proportionate adjustments will be made, as necessary, to the per share exercise price and the number of shares of the Company’s common stock that may be purchased upon exercise of (i) outstanding equity awards granted by the Company and (ii) warrants issued by the Company, and, if necessary, the number of shares of common stock reserved for future issuance under the Company’s 2022 Incentive Award Plan will be proportionately reduced in accordance with the terms of such plan.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will be entitled to a cash payment in lieu of such fractional shares, in an amount equal to the product obtained by multiplying (a) the closing price per share of Nogin common stock (as on a split-adjusted basis) as reported on The Nasdaq Global Market (“Nasdaq Global”) on March 28, 2023, by (b) the fraction of one share to which the stockholder would otherwise be entitled to.

Following the effective time of the Reverse Stock Split, the Company’s common stock will continue to be traded under the symbol “NOGN” and will begin trading on a reverse stock split-adjusted basis on Nasdaq Global at the beginning of trading on Wednesday, March 29, 2023 or as soon thereafter as practicable, under the new CUSIP number 65528N 204. The Company’s warrants will continue to be traded under the symbol “NOGNW” and the CUSIP number for the Company’s warrants will remain unchanged; however, they will be impacted by the same Reverse Stock Split ratio upon exercise.

For more information about the Reverse Stock Split, see the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on February 6, 2023. The foregoing description of the Charter Amendment is not complete and is subject to, and qualified in its entirety by, the complete text of the Charter Amendment, which is filed as Exhibit 3.1 to this Report, and incorporated by reference into this Item 5.03.

Item 7.01.	Regulation FD Disclosure.

On March 28, 2023, the Company issued a press release announcing that it had filed the Charter Amendment with the Secretary of State of the State of Delaware and other matters related to the Reverse Stock Split. A copy of the press release announcing these matters is filed as Exhibit 99.1 to this Report, and is incorporated by reference into this Item 7.01.

The information set forth in Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statement and Exhibits.

(d)    Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

3.1	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Nogin, Inc.

99.1	Press Release dated March 28, 2023.

104	Cover Page Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nogin, Inc.

Date: March 28, 2023	By:	/s/ Jonathan S. Huberman
	Name:	Jonathan S. Huberman
	Title:	Chief Executive Officer, President and Chairman of the Board

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